Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MGM CHINA HOLDINGS LIMITED

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 2282)

INSIDE INFORMATION

OPENING OF MGM COTAI

This announcement is made by MGM China Holdings Limited (the “Company”) pursuant to Rule 13.09(2)(a) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and the Inside Information Provisions (as defined in the Listing Rules) under Part XIVA of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

The Company announces that MGM COTAI, an integrated casino, hotel and entertainment resort located in Cotai, Macau, is now expected to open during the second half of 2017. Given the complexity of the design of MGM COTAI and the Company’s commitment to a successful opening that reflects the demands of the current market, the expected opening time of MGM COTAI will be adjusted from the second quarter of 2017 to the second half of 2017. However, ultimately, the final opening date of MGM COTAI will also be subject to obtaining the required government approvals.

Shareholders and potential investors of the Company are advised to exercise caution when dealing in the securities of the Company.

By Order of the Board
MGM China Holdings Limited Antonio MENANO Company Secretary

Hong Kong, 17 January 2017

As at the date of this announcement, our directors are James Joseph MURREN, Pansy Catilina Chiu King HO, Chen Yau WONG, William Joseph HORNBUCKLE and Grant R. BOWIE as executive directors, William M. SCOTT IV, Daniel J. D’ARRIGO and Kenneth A. ROSEVEAR as non-executive directors and Zhe SUN, Sze Wan Patricia LAM, Peter Man Kong WONG and Russell Francis BANHAM as independent non-executive directors.